Exhibit 10.1

Kim S. Fennebresque

Chair of the Compensation, Nominating,

and Governance Committee of

the Board of Directors

October 10, 2023

Jeffrey J. Brown	BY HAND DELIVERY

Chief Executive Officer

Ally Financial Inc.

601 South Tryon Street

Charlotte, NC 28202

Re:	Your Notice of Intent to Retire Dated October 9, 2023

Dear Jeff:

The Compensation, Nominating, and Governance Committee (Committee) of the Board of Directors (Board) of Ally Financial Inc. (Ally) has received your notice of intent to retire dated October 9, 2023 (Notice), and has authorized this letter in reply.

The Committee, like the rest of the Board, is grateful for your transformative leadership as Chief Executive Officer over the course of nearly nine years and for the long-term value that has been created during that time for Ally’s stockholders and other stakeholders. Your accomplishments are too many to list here, but suffice it to say that Ally is better positioned today strategically, financially, operationally, and culturally because of you.

The Committee regretfully accepts your Notice, including your offer to continue actively performing your duties and obligations as Chief Executive Officer and a member of the Board in good faith through January 31, 2024, or an earlier date identified to you in writing by the Chair of the Board (the earlier of these dates being your Retirement Date). The Committee also concurs with your recusal from any business, financial, or other matter involving Hendrick Automotive Group or its affiliates. The Committee appreciates too your confirmation that you are not retiring because of a disagreement with Ally, including in connection with any matter relating to its operations, policies, or practices, or because of any business, financial, regulatory, or other issue involving Ally.

On the condition that you continue to perform your duties and obligations as described through the Retirement Date, the Committee (1) confirms your eligibility for Retirement as defined in the Ally Financial Inc. Incentive Compensation Plan amended and restated effective as of May 4, 2021 (Plan), including by shortening the notice requirement set forth in that definition consistent with the Retirement Date, and (2) approves the following compensation arrangements:

a.	You will continue to receive the same annualized base salary ($1,000,000) and the same benefits and perquisites through the Retirement Date.

Jeffrey J. Brown

Chief Executive Officer

Ally Financial Inc.

October 10, 2023

b.

You will remain eligible for the full-year discretionary 2023 cash and equity-based incentive-compensation awards based on Ally’s performance and your performance as Chief Executive Officer as determined by the Committee in the ordinary course, in good faith, and without any prejudice due to your Notice. Your total incentive compensation for 2023 will be awarded (i) 35% in cash, which will be paid to you in the payroll cycle following the Retirement Date, (ii) 32.5% in time-based restricted stock units, which will be granted to you on or before the Retirement Date, will fully vest on the Retirement Date consistent with the Plan, and will settle one-third on each of the first, second, and third anniversaries of the grant date (without, for clarity, any requirement of further employment), and (iii) 32.5% in performance-based restricted stock units, which will be granted to you on or before the Retirement Date, will fully vest on the Retirement Date consistent with the Plan and subject to the achievement of the related performance goals, and will settle within the first quarter of 2027.

c.

You will not be eligible to receive any incentive compensation for 2024. In determining your total incentive compensation for 2023, the Committee will take into account your commitment to continue serving Ally as Chief Executive Officer through January 31, 2024.

d.

Of course, all payments and other distributions remain subject to the Plan and Ally’s other compensation-and-benefits plans and policies (including those relating to cancellation, recovery, forfeiture, or repayment) and to applicable tax withholdings and other ordinary-course deductions.

For clarity, whenever you retire as Chief Executive Officer, your resignation as a member of the Board and from all other board, management, and employee positions involving Ally and its affiliates will be effective automatically and without further action by you or Ally.

If the terms and conditions of this letter are agreed, please countersign where indicated and return to Kathleen Patterson, Ally’s Chief Human Resources Officer.

With regards,

/s/ Kim S. Fennebresque
Kim S. Fennebresque

Jeffrey J. Brown

Chief Executive Officer

Ally Financial Inc.

October 10, 2023

ACCEPTED AND AGREED:

/s/ Jeffrey J. Brown
Jeffrey J. Brown

Date:	October 10, 2023